UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2022

ICF International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33045	22-3661438
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9300 Lee Highway, Fairfax, Virginia	22031
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code: (703) 934-3000

Not Applicable
(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbols(s)	Name of each exchange on which registered
Common Stock	ICFI	NASDAQ

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01	Entry into a Material Definitive Agreement

On May 6, 2022, ICF International, Inc. (the "Company" or "ICF") and its direct, wholly owned subsidiary, ICF Consulting Group, Inc. (jointly the "Borrowers"), entered into an Amended and Restated Credit Agreement (the "Restated Credit Agreement") with a group of lenders (of which PNC Bank, National Association is the Administrative Agent and PNC Capital Markets LLC, BOFA Securities, Inc., TD Securities (USA) LLC, and Wells Fargo Securities, LLC and Citizens Bank, N.A., as joint lead arrangers (the "Credit Facility"). The Restated Credit Amendment governs the Credit Facility and amends and restates in its entirety the Fifth Amended and Restated Business Loan and Security Agreement, entered into on March 3, 2020 (as amended, the "Existing Loan Agreement" and as amended and restated by the Restated Credit Agreement, the "Credit Agreement"). Capitalized terms not defined herein shall have the meaning set forth in the Credit Agreement.

The Restated Credit Agreement amends and restates the Existing Loan Agreement to include, among other things, (a) maintain the existing $600 million revolving credit facility (together and inclusive of a $75 million swingline sublimit and $100 million sublimit for letters of credit); (b) increase the existing term loan facility from $200 million to $300 million; (c) provide for a new delayed draw term loan facility of $400 million; (d) maintain the existing incremental credit facility to make, subject to approval of the lenders' making such loans, incremental term or revolving credit loan(s) in the aggregate principal amount of not more than $300 million; (f) increase the maximum Consolidated Leverage Ratio (the "Consolidated Leverage Ratio") from 4.00 to 1.00 to 4.50 to 1.00 (with temporary increases to 5.00 to 1.00 for the three fiscal quarters following a "Material Permitted Acquisition"); (g) maintain the minimum Consolidated Interest Coverage Ratio (the Consolidated Interest Coverage Ratio") of 3.00 to 1.00; (h) increase the foreign currency debt limit in Euro and Sterling Pounds from $30 million equivalent to $200 million equivalent; (i) modify LIBOR based interest pricing conventions with SOFR based interest pricing conventions; (j) extend the maturity date of the Credit Facility until May 6, 2027; (k) incorporate various provisions and conventions encouraged by the Loan Syndication and Trade Association; and (l) modify certain definitions and certain covenants.

Under the Restated Credit Agreement, the Company has the option to borrow funds under the Credit Facility at interest rates based on both Term SOFR (1, 3, or 6-month tranches) and the Base Rate (as defined herein), at its discretion, plus their applicable margins. The Base Rate is a fluctuating rate of interest equal to the highest of (a) the Overnight Bank Funding Rate, plus 0.5%, (b) the Prime Rate (as defined under the Credit Facility) and (c) the Daily Simple SOFR rate plus 1%, all as then adjusted to include the Applicable Margin as then in affect (and as determined pursuant to the then current Consolidated Leverage Ratio).

The Credit Facility is collateralized by substantially all the assets of the Company and its material domestic subsidiaries and requires that the Company remain in compliance with certain financial and non-financial covenants including, but not limited to the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio. The Credit Facility also includes other terms and conditions, covenants and other provisions of the Restated Credit Agreement that are materially consistent with the current Credit Agreement.

The description of the Amended Loan Agreement is qualified in its entirety by the full text of the Credit Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01 above, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Amended and Restated Agreement dated May 6, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICF International, Inc.

Date: May 6, 2022	By:	/s/ Barry Broadus
Barry Broadus
Chief Financial Officer